Exhibit 99.4

bluebird bio Presents Updated Data from HGB-205 Study of LentiGlobinTM Gene Therapy in Patients with Severe Sickle Cell Disease and Transfusion-Dependent β-Thalassemia at American Society of Hematology Annual Meeting

– Two of three patients with severe sickle cell disease show >45 percent total anti-sickling hemoglobin levels and significant clinical improvement; all three show rising trajectory of HbAT87Q production in first six months post-drug product infusion –

– Ongoing transfusion independence up to 3.8 years in patients with transfusion-dependent β-thalassemia; three of four patients have normal or near-normal total hemoglobin levels –

– Safety profile of LentiGlobin remains consistent with that of myeloablative conditioning with single-agent busulfan –

Atlanta, December 11, 2017 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic diseases and T cell-based immunotherapies for cancer, announced updated data from the ongoing HGB-205 clinical study of its LentiGlobin gene therapy product candidate in patients with severe sickle cell disease (SCD) and transfusion-dependent β-thalassemia (TDT). The findings will be presented today in a poster session at the 59th Annual Meeting of the American Society of Hematology (ASH).

“People with SCD and TDT experience serious complications and organ damage as a result of their disease and complications from chronic blood transfusions. Addressing the underlying genetic causes of these diseases has the potential to dramatically improve patient outcomes,” said Dave Davidson, M.D., chief medical officer, bluebird bio. “All three patients with severe SCD in the HGB-205 study showed a steady increase in HbAT87Q production in the first six months following LentiGlobin therapy, with the longest-treated patient showing stable hemoglobin levels over two and a half years. All four patients with TDT are transfusion-free following therapy, up to almost four years in the first patient treated. The durable treatment effects observed to date in this study are encouraging, particularly given the manufacturing process improvements that we implemented across our subsequent clinical studies of LentiGlobin, and additional changes to the HGB-206 study protocol that we hope will further improve outcomes for patients with SCD.”

These data will be presented by Marina Cavazzana, M.D., Ph.D., Professor of Medicine at Paris Descartes University and Research Director at the Centre for Clinical Research in Biotherapy, Necker Hospital, and at the Institute of Genetic Diseases, Imagine, Paris, France. Professor Cavazzana is the primary investigator of the HGB-205 study.

“All seven patients in this study continue to experience notable clinical improvement. Since being treated with LentiGlobin therapy, the four patients with TDT have been free of chronic transfusions with near normal and stable levels of total hemoglobin,” said Professor Cavazzana.

“While progress has been made with medications to treat SCD and TDT, we are in need of better options for our patients. This study suggests that LentiGlobin has the potential to be a transformational one-time therapy for people with SCD and TDT.”

Longer Term Follow-up on the First Patients with Severe Hemoglobinopathies Treated with LentiGlobin Gene Therapy (Poster Abstract #4609)

Presenter: Marina Cavazzana, M.D., Ph.D. Necker-Enfants Malades Hospital, Paris, France

Poster Session Date & Time: Monday, December 11 at 6:00 p.m.

Location: Building A, Level 1, Hall A2

HGB-205 is an ongoing, open-label, single-center Phase 1/2 study designed to evaluate the safety and efficacy of LentiGlobin drug product (DP) in the treatment of patients with severe SCD and TDT. The study enrolled three patients with severe SCD and four patients with TDT, who have undergone infusion with LentiGlobin DP. Results as of September 20, 2017 include:

SCD:

•	All three treated patients showed rising HbAT87Q levels in the first six months.
•

Patient 1204 was 13 years old at study enrollment. At last follow-up (35.2 months), this patient had a total hemoglobin of 12.4 g/dL, of which 6.1 g/dL was HbAT87Q (52 percent anti-sickling Hb). HbAT87Q concentration in this patient has remained stable since approximately nine months post-infusion. The patient continues to show marked clinical improvement.

•

Patient 1207 was 16 years old at study enrollment. At last follow-up (8.9 months), this patient had a total hemoglobin of 10.0 g/dl, of which 0.7 g/dl was HbAT87Q (14 percent anti-sickling Hb). This patient had a pre-treatment history of frequent episodes of vaso-occlusive crisis (VOC) and acute chest syndrome (ACS) despite hydroxyurea prior to beginning regular transfusions. Patient 1207 had episodes of ACS and hospitalization at six and eight months post-treatment, and received three transfusions.

•

Patient 1208 was 21 years old at study enrollment. At last follow-up (6.0 months), this patient had a total hemoglobin of 10.6 g/dL, of which 2.7 g/dL was HbAT87Q (46 percent total anti-sickling Hb). This patient had a pre-treatment history of frequent episodes of VOCs and ACS prior to beginning regular transfusions, and was still symptomatic while receiving regular transfusions. Following LentiGlobin treatment, Patient 1208 has had no episodes of VOCs or ACS (with six months follow-up).

TDT:

•	All four patients with TDT have remained free of chronic transfusions since shortly after receiving LentiGlobin DP.
•	Patient 1201 (β0/βE genotype) has been free of transfusions for 45.2 months with total hemoglobin of 10.1 g/dL, of which 6.7 g/dL was HbAT87Q.
•	Patient 1202 (β0/βE genotype) has been free of transfusions for 40.1 months with total hemoglobin of 12.9 g/dL, of which 10.1 g/dL was HbAT87Q.
•	Patient 1206 (β0/βE genotype) has been free of transfusions for 23.8 months with total hemoglobin of 11.1 g/dL, of which 8.0 g/dL was HbAT87Q.

•	Patient 1203, who is homozygous for the severe β+ mutation IVS1-110, has been free of transfusions for 20.9 months with total hemoglobin of 8.7 g/dL, of which 6.7 g/dL was HbAT87Q.
•	Three of four patients (1201, 1202 and 1206) were able to begin therapeutic phlebotomy. Patient 1202 subsequently discontinued iron chelation and phlebotomy.
•

The safety profile of LentiGlobin DP continues to be consistent with myeloablative conditioning with single-agent busulfan. No DP-related adverse events have been observed, and there is no evidence of clonal dominance.

About SCD

Sickle cell disease (SCD) is an inherited disease caused by a mutation in the beta-globin gene, that produces βS-globin.  High levels of HbS in patients with SCD are responsible for the characteristic chronic anemia, vaso-occlusive crises, and other acute and chronic manifestations of SCD which lead to significant morbidity and early mortality.

Where adequate medical care is available, common treatments for patients with SCD largely revolve around prevention of infection and management and prevention of acute sickling episodes. Chronic management may include hydroxyurea and, in certain cases, chronic transfusions. Allogeneic hematopoietic stem cell transplant (HSCT) is currently the only available option to address the underlying genetic cause of SCD, though it carries significant risk. Complications of allogeneic HSCT include a risk of treatment-related mortality, graft failure, graft-versus-host disease (GvHD) and opportunistic infections, particularly in patients who undergo non-sibling-matched allogeneic HSCT.

About TDT

Transfusion-dependent β-thalassemia (TDT) is a severe genetic disease characterized by reduced or absent hemoglobin levels that results in severe anemia and ineffective red blood cell production. Supportive care for people with TDT consists of a lifelong regimen of chronic blood transfusions to enable survival and suppress symptoms of the disease, and iron chelation therapy to manage iron overload that results from the transfusions. Despite the availability of supportive care, many people with TDT experience serious complications and organ damage due to underlying disease and iron overload.

Allogeneic HSCT is currently the only available option to address the underlying genetic cause of TDT, though it carries significant risks. Complications of allogeneic HSCT include a risk of treatment-related mortality, graft failure, GvHD and opportunistic infections, particularly in patients who undergo non-sibling matched allogenic HSCT.

About the HGB-205 Study

HGB-205 is an ongoing, open-label Phase 1/2 study designed to evaluate the safety and efficacy of LentiGlobin in the treatment of subjects with TDT and SCD. The study enrolled seven subjects who will be followed to evaluate safety and transfusion requirements post-transplant. Among patients with sickle cell disease only, efficacy will also be measured based on the number of vaso-occlusive crises or acute chest syndrome events. For more information on the HGB-205 study, please visit clinicaltrials.gov using identifier NCT02151526.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio's gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin® product candidate, currently in five clinical studies for the treatment of transfusion-dependent β-thalassemia, also known as β-thalassemia major, and severe sickle cell disease. bluebird bio's oncology pipeline is built upon the company's leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio's lead oncology programs, bb2121 and bb21217, are anti-BCMA CAR T programs partnered with Celgene. bb2121 and bb21217 are each currently being studied in Phase 1 trials for the treatment of relapsed/refractory multiple myeloma. bluebird bio also has discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies with the potential for use across the company's pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, Durham, North Carolina and Europe.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s research, development, manufacturing and regulatory approval plans for its LentiGlobin product candidate to treat transfusion-dependent ß-thalassemia and severe sickle cell disease, including statements whether the manufacturing process changes for LentiGlobin will improve outcomes of patients with transfusion-dependent ß-thalassemia and severe sickle cell disease and the potential long-term durable treatment effect of LentiGlobin. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the preliminary positive efficacy and safety results from our prior and ongoing clinical trials of LentiGlobin will not continue or be repeated in our ongoing, planned or expanded clinical trials of LentiGlobin, the risks that the changes we have made in the LentiGlobin manufacturing process or the HGB-206 clinical trial protocol will not result in improved patient outcomes, risks that the current or planned clinical trials of LentiGlobin will be insufficient to support regulatory submissions or marketing approval in the US and EU, the risk of a delay in the enrollment of patients in our clinical studies, and the risk that any one or more of our product candidates will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Investors & Media
bluebird bio
Elizabeth Pingpank, 617-914-8736
epingpank@bluebirdbio.com

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